                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant    /X/
Filed by a Party other than the Registrant
    Check the appropriate box:
    / / Preliminary Proxy Statement
    /X/ Definitive Proxy Statement
    / / Definitive Additional Materials
    / / Soliciting Material Pursuant to Exchange Act Rule 14a-11(c) or 14a012


                             HUNT MANUFACTURING CO.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                             HUNT MANUFACTURING CO.
-------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
/ / $500 per each part to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:


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2)  Aggregate number of securities to which the transaction applies:


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    Exchange Act Rule 0-11:


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4)  Proposed maximum aggregate value of transaction:


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/ / Check box if any part of the fee is offset by Exchange Act Rule 0-11(a)(2)
    and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


1)  Amount previously paid:


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    Set forth the amount on which the filing fee is calculated and state how it
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

                             HUNT MANUFACTURING CO.

                 LOGO                ------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          To be Held on April 17, 1996

                                     ------

To Our Shareholders:

   The Annual Meeting of Shareholders of Hunt Manufacturing Co. will be held at 10:00 o'clock a.m. on April 17, 1996, in the Seminar Room at the Philadelphia Museum of Art (West Entrance), 26th Street and Benjamin Franklin Parkway, Philadelphia, Pennsylvania, for the following purposes:

       1. To elect three directors to serve for a three-year term;

       2. To vote on a proposal to ratify the appointment of independent accountants; and

       3. To transact such other business as may properly come before the meeting and any adjournments thereof.

   The Board of Directors has fixed the close of business on February 16, 1996, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournments thereof.

   All shareholders are cordially invited to attend the meeting in person. However, whether or not you plan to attend, please promptly sign, date and mail the enclosed proxy card in the enclosed return envelope which requires no postage if mailed in the United States. Returning your proxy card does not deprive you of your right to attend the meeting and vote your shares in person.

                                         By order of the Board of Directors,

                                         WILLIAM E. CHANDLER, Secretary

March 1, 1996

                             HUNT MANUFACTURING CO.
                               One Commerce Square
                               2005 Market Street
                             Philadelphia, PA 19103

                                     ------

                                 PROXY STATEMENT

                                     ------

   This proxy statement, which is being sent to shareholders on or about March 6, 1996, is furnished in connection with the solicitation of proxies by the Board of Directors of Hunt Manufacturing Co. (the "Company") for use at the forthcoming Annual Meeting of Shareholders (the "Meeting") to be held on April 17, 1996, and at any adjournments thereof.

   At the close of business on February 16, 1996, the record date for determination of shareholders entitled to notice of, and to vote at, the meeting, there were outstanding an aggregate of 10,968,068 of the Company's Common Shares. Pursuant to the Company's 1990 shareholders' Rights Agreement, rights to purchase securities of the Company under certain circumstances are deemed to be attached to outstanding Common Shares.

VOTING AND REVOCABILITY OF PROXIES

   Each Common Share is entitled to one vote on all matters to come before the Meeting, except that shareholders have the right to cumulate their votes in the election of directors. This means that shareholders may multiply the number of votes to which they are entitled by the number of directors to be elected, and the whole number of such votes may be cast for one nominee or distributed among any two or more nominees. If you wish to cumulate your votes in this manner, you must clearly indicate on your proxy card your desire to cumulate and how many votes you wish to cast for each nominee.

   In the election of directors, assuming a quorum is present, the three nominees receiving the highest number of votes cast at the Meeting will be elected. The affirmative vote of a majority of the votes cast at the meeting is required for approval of Proposal 2 assuming a quorum is present with respect to such matter. Abstentions or the specific direction not to cast any vote on a specific matter, such as broker non-votes, will not constitute the casting of a vote on such matter.

   Your proxy may be revoked at any time prior to its exercise by giving written notice to the Secretary of the Company, by presenting a duly executed proxy bearing a later date or by voting in person at the Meeting, but your mere attendance at the Meeting will not revoke your proxy. Your proxy, when properly executed, will be voted in accordance with the specific instructions indicated on your proxy card. Unless contrary instructions are given, your proxy will be voted FOR the election of the three nominees for director, as provided under "Election of Directors" below (in equal amounts or cumulatively, as the persons voting the proxies may determine); FOR ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the 1996 fiscal year; and, to the extent permitted by the rules of the Securities and Exchange Commission, in accordance with the judgment of the persons voting the proxies upon such other matters as may come before the Meeting and any adjournments.

                            1. ELECTION OF DIRECTORS

   The Restated Articles of Incorporation and By-laws of the Company provide that the number of directors shall be eleven, to be divided into three classes as nearly equal in number as possible. The Board of Directors has nominated, and recommends the election of, the following three persons to serve as directors of the Company until the 1999 Annual Meeting or until their successors are elected and have qualified:

    Robert B. Fritsch                              Robert H. Rock, D.B.A.
                           Victoria B. Vallely

   All the nominees are presently serving as directors of the Company, having previously been elected by the shareholders of the Company. Although the Board of Directors has no reason to believe any of the nominees will be unable to serve, if such should occur, your proxy will be voted (unless marked to the contrary) for such person or persons, if any, as shall be recommended by the Board of Directors. However, your proxy will not be voted for the election of more than three directors. Two vacancies currently exist on the Board of Directors (in the classes of 1996 and 1997) due to the resignation during fiscal 1995 of Ronald J. Naples, former Chairman and Chief Executive Officer of the Company, and to the fact that Vincent G. Bell, Jr., who has served as a director since 1986, will be retiring from the Board at the expiration of his present term (i.e. on the date of the Meeting) in accordance with the Company's director retirement policy. The Board may consider appointing directors to fill these vacancies at a later date.

   The following table sets forth, as of February 2, 1996, certain information with respect to each nominee for election as a director and each director whose term of office will continue after the Meeting:

                                                                                 Present
                          Name, Age and                             Director      Term
                          Occupation(1)                              Since       Expires
                          -------------                             --------     -------
Jack Farber, 62                                                       1970        1997
  Chairman of the Board and President of CSS Industries, Inc., a
  diversified holding company. Trustee of Pennsylvania Real
  Estate Investment Trust.

Robert B. Fritsch, 64                                                 1987        1996
  President (since 1987) and Chief Executive Officer (since
  April 1995) of the Company.

                                                                                 Present
                          Name, Age and                             Director      Term
                          Occupation(1)                              Since       Expires
                          -------------                             --------     -------
William F. Hamilton, Ph.D., 56                                        1986        1998
  Landau Professor of Management and Technology, The Wharton
  School, University of Pennsylvania. Director of Centocor Inc.,
  Neose Technologies, Inc. and of Marlton Technologies, Inc.

Mary R. (Nina) Henderson, 45                                          1991        1998
  President of CPC Specialty Markets Group, affiliated companies of CPC International, Inc., a manufacturer and marketer of specialty foods and non-food products.

Gordon A. MacInnes, 54((2))                                           1970        1997
  Chairman of the Board of the Company. New Jersey State Senator
  (since 1994) and author.

Wilson D. McElhinny, 66                                               1993        1998
  Chairman of the Board of IREX Corporation, a specialty
  contract company (since 1992). Previously Chairman, President and Chief Executive Officer (1988-1990), and Chairman of
  Executive Committee (1983-1992) of Hamilton Bank.

Robert H. Rock, D.B.A., 45                                            1989        1996
  President of MLR Holdings, L.L.C., a publishing company which produces business publications, executive conferences and
  community newspapers. Director of R.P. Scherer Corporation and of Alberto-Culver Company.

Roderic H. Ross, 65                                                   1978        1998
  Chairman of the Board and Chief Executive Officer of Keystone
  State Life Insurance Company. Director of PNC Bank Corp.

Victoria B. Vallely, 45((2)                                           1976        1996
  Principal of Bartol Capital Management, an investment advisory company (since 1995).

------

(1) Except as otherwise noted, the named individuals have had the occupations indicated (other than directorships) for at least five years.

(2) Mr. MacInnes is married to Ms. Vallely's sister. Both Mrs. MacInnes and Ms. Vallely are daughters of the late George E. Bartol III, a former Chairman of the Board, Chief Executive Officer and principal shareholder of the Company.

INFORMATION CONCERNING MEETINGS AND CERTAIN COMMITTEES

   The Board of Directors held eight formal meetings during fiscal 1995. The Company has standing Audit, Compensation, and Nominating Committees of its

Board of Directors. The Audit Committee members currently are Messrs. Farber, Hamilton and McElhinny. This Committee makes recommendations to the Board of Directors concerning the engagement, retention and discharge of independent accountants, reviews with members of the Company's management and internal auditors and with the Company's independent accountants the plans and results of the auditing engagement, the Company's financial statements and the adequacy of the Company's system of internal accounting controls, and directs any investigations into matters within the scope of the foregoing duties. During fiscal 1995, the Audit Committee met three times. The Compensation Committee currently is composed of Messrs. Bell, Rock and Ross and Ms. Henderson. This Committee establishes the salaries of executive officers and makes recommendations to the Board of Directors regarding the adoption, extension, amendment and termination of compensation plans in which officers or directors may participate. It also exercises administrative powers pursuant to certain of those plans. The Compensation Committee held eight formal meetings during fiscal 1995. Mr. MacInnes also served on the Compensation Committee until April, 1995 when he was succeeded by Ms. Henderson. (See "Compensation of Directors" and the third paragraph of "Certain Relationships and Related Transactions" herein for information concerning compensation paid to Mr. MacInnes and the repurchase of Common Shares by the Company from Mr. MacInnes' mother-in-law, respectively.) The members of the Nominating Committee currently are Messrs. Farber, MacInnes and Rock. The purpose of this Committee, which held one meeting during fiscal 1995, is to identify and recommend to the Board qualified individuals to serve as directors of the Company. The Nominating Committee has not determined whether it will consider nominees recommended by shareholders.

   The Board of Directors also has an Executive Committee whose current members are Messrs. MacInnes, Farber, Fritsch and Rock. The Executive Committee generally is empowered, subject to certain limitations, to exercise the authority of the Board between Board meetings. The Board also, from time to time, appoints special committees for specific purposes.

   During fiscal 1995, all directors attended in person or by conference telephone at least 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board on which they served.

COMPENSATION OF DIRECTORS

   The Company pays annual directors' fees of $10,000, plus $750 for each Board meeting and $750 ($1,000 for Committee Chairpersons) for each committee meeting attended, to each of its non-officer directors other than Mr. MacInnes. Mr. MacInnes was appointed Vice Chairman of the Company in April 1995 and Chairman of the Board in August 1995. For fiscal 1995 Mr. MacInnes received compensation of $83,177 which included compensation at a rate of $100,000 per year for serving as Vice Chairman and Chairman (both non-officer positions) and the regular non-officer director fees earned prior to his appointment as Vice Chairman. In addition, the Company reimburses directors for certain expenses incurred in attending Board and committee meetings. From time to time, the Company also compensates non-officer directors for special services but did not do so in fiscal 1995, except as set forth above with respect to Mr. MacInnes.

   The non-officer directors also participate in the 1994 Non-Employee Directors' Stock Option Plan. Pursuant to this Plan, each of the nine current non-officer directors on January 26, 1994 received one-time automatic grants of nonqualified stock options to purchase 5,000 Common Shares at an exercise price of $16.875 per share, which was the fair market value of a Common Share on the date of grant. Options granted under the Plan extend for a term of ten years (subject to earlier termination in certain circumstances) and become exercisable at the rate of 20% per year over five years commencing one year after the date of grant, subject to acceleration in limited circumstances. No other options have been granted, or as of February 2, 1996 have been exercised, under the Plan.

            2. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   The firm of Coopers & Lybrand L.L.P. served as the Company's independent accountants for fiscal 1995 and has been selected by the Board of Directors to serve in the same capacity for fiscal 1996. The shareholders will be asked to ratify this appointment at the Meeting.

   A representative of Coopers & Lybrand L.L.P. is expected to be present at the Meeting and will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

                                3. OTHER MATTERS

   The Board of Directors knows of no matters to be presented for action at the Annual Meeting, other than those set forth in the attached Notice and customary procedural matters. However, if any other matters should properly come before the Meeting or any adjournments thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by the rules of the Securities and Exchange Commission, in accordance with the judgment of the persons voting such proxies.

                             ADDITIONAL INFORMATION

       COMMON SHARE OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth, as of February 2, 1996, certain information concerning the beneficial ownership of Common Shares by: (i) each person who is known by the Company to be the beneficial owner of more than 5% of such shares, (ii) each director and nominee for director of the Company,
(iii) each of the executive officers of the Company named in the Summary Compensation Table appearing later in this proxy statement, and (iv) all directors and executive officers of the Company as a group. Such information is based upon information provided to the Company by such persons.

                                                             Common Shares        Percent
                Name of Beneficial Owner                 Beneficially Owned(1)  of Class(1)
                ------------------------                 ---------------------  -----------
Richard J. Bove .......................................        2,069,766(2)         18.9
  3700 Bell Atlantic Towers
  Philadelphia, PA 19103
Ariel Capital Management, Inc.  .......................        1,395,905(3)         12.7
  307 North Michigan Avenue
  Chicago, IL 60601
Vincent G. Bell, Jr., director  .......................            7,750(4)           *
Jack Farber, director  ................................           10,960(4)           *
Robert B. Fritsch, director and executive officer  ....           56,636(5)           *
William F. Hamilton, director  ........................            3,500(4)(6)        *
Mary R. (Nina) Henderson, director  ...................            2,400(4)           *
Gordon A. MacInnes, director  .........................          614,559(4)(7)       5.6
Wilson D. McElhinny, director  ........................            3,750(4)           *
Robert H. Rock, director  .............................            2,300(4)           *
Roderic H. Ross, director  ............................            8,475(4)           *
Victoria B. Vallely, director  ........................          118,906(4)(8)       1.1
John W. Carney, executive officer  ....................           59,849(9)(10)       *
William E. Chandler, executive officer  ...............           28,898(10)(11)      *
Spencer W. O'Meara, executive officer  ................           86,322(10)(12)      *
W. Ernest Precious, executive officer  ................           72,007(10)(13)      *
Ronald J. Naples, former director and executive
  officer .............................................           63,442(14)          *
All current directors and executive officers as a
  group (15 persons) ..................................        1,097,767(15)        10.0

------
*Less than 1%

(1) Except as otherwise indicated, the beneficial ownership of Common Shares reflected in this proxy statement is based upon sole voting and dispositive power with respect to such shares. Further, for the purposes of computing beneficial ownership and the percent of class of an individual, Common Shares which the individual has the right, upon exercise of options and in certain other circumstances, to acquire within 60 days, are deemed to be outstanding and beneficially owned by the individual.

(2) Represents shares held by Mr. Bove as successor and sole trustee under four irrevocable trusts established by the late George E. Bartol III (a former Chairman of the Board, Chief Executive Officer and principal shareholder of the Company) for the benefit of Mr. Bartol's four adult daughters.

(3) According to information supplied by Ariel: the reported shareholdings include 1,328,755 shares as to which Ariel has sole voting power and 18,750 shares as to which Ariel has shared voting power; Ariel is a registered investment adviser; and all shares held by it are owned by its investment advisory clients, none of whom, to the knowledge of Ariel, owns more than 5% of the Company's Common Shares.

(4) Includes 2,000 shares which the named individual has the right to acquire by exercise of stock options under the 1994 Non-Employee Directors' Stock Option Plan.

(5) Includes 41,300 shares which Mr. Fritsch has the right to acquire by exercise of stock options.

(6)  Includes 1,500 shares held jointly with his wife.

(7) Includes 532,293 shares as to which Mr. MacInnes has shared voting and dispositive power as co-trustee (with Katherine B. Lunt) of an irrevocable trust established by the late George E. Bartol III for the benefit of his grandchildren, and 74,529 shares held by Mr. MacInnes as custodian for his children. Does not include 159,840 shares beneficially owned by Mr. MacInnes' wife, the beneficial ownership of which shares is disclaimed by Mr. MacInnes. Mrs. Lunt and Mrs. MacInnes are daughters of the late George E. Bartol III.

(8) Does not include an aggregate of 23,301 shares beneficially owned by her husband directly or as trustee or custodian for their children, the beneficial ownership of which shares is disclaimed by Ms. Vallely.

(9) Includes 57,395 shares which Mr. Carney has the right to acquire by exercise of stock options.

(10) Does not include 12,000 unvested stock grants which were made to the named individual in fiscal 1995 (see Summary Compensation Table herein).

(11) Includes 26,100 shares which Mr. Chandler has the right to acquire by exercise of stock options.

(12) Includes 72,935 shares which Mr. O'Meara has the right to acquire by exercise of stock options.

(13) Includes 66,685 shares which Mr. Precious has the right to acquire by exercise of stock options.

(14) Includes 47,250 shares which Mr. Naples has the right to acquire by exercise of stock options and 11,250 shares held by the RSN Foundation (a charitable foundation) of which Mr. Naples and his wife are the trustees.

(15) Includes an aggregate of 300,967 shares which certain directors and current executive officers have the right to acquire by exercise of stock options. Excludes shares the beneficial ownership of which is disclaimed in the notes above.

                                     -------

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Company's Compensation Committee (the "Committee") is composed of four outside directors, none of whom has ever been an employee of the Company or any of its subsidiaries. The Committee makes recommendations to the full Board of Directors regarding the adoption, extension, amendment, and termination of the Company's compensation plans and also administers certain of these plans. The Committee also reviews in conjunction with the Company's President and Chief Executive Officer (the "CEO") the performance of other executive officers and establishes the salaries of the CEO and other executive officers. The Committee has provided the following report on executive compensation:

   The actions of the Committee were significantly impacted by the resignation during fiscal 1995 of Ronald J. Naples as Chairman of the Board and Chief Executive Officer and the appointments of Robert B. Fritsch as Chief Executive Officer and Gordon A. MacInnes as Vice Chairman and then Chairman of the Board. Mr. Naples' Transition Agreement is described later in this proxy statement under the caption, "Termination of Employment". The payments made or to be made to Mr. Naples were determined by the Committee based on a number of factors, including a recognition of Mr. Naples' contributions to the Company, the rights which Mr. Naples had accrued under various Company plans and programs, and the Company's practices with respect to other key executives, as well as the practices of other companies. (See "Compensation of Directors" and the Summary Compensation Table herein for information concerning Mr. MacInnes' and Mr. Fritsch's compensation arrangements, respectively.)

   The Committee has been guided by the following executive compensation philosophy of the Company:

       1. Align the interests of shareholders and management through a compensation program that provides a substantial proportion of executive officers' total compensation in the form of Company shares and options.

       2. Make a significant portion of total compensation for executive officers contingent upon the attainment of demanding performance goals that support growth in the Company's share value over time.

       3. Balance the objectives of short-term earnings increases and investment in the long-term financial health of the Company with an incentive compensation program that rewards improved profit performance with annual cash bonuses and stimulates a long-term perspective with cash and stock awards that are earned over a number of years.

       4. Enable the Company to attract and retain superior management by providing a very competitive total compensation package.

   Executive compensation consists primarily of three components: base salary, incentive compensation, and stock options/stock grants.

BASE SALARY

   The Company's policy has been to set base salaries for each executive officer position, including that of the CEO, at a level up to the seventy-fifth percentile when compared to compensation survey data available for equivalent positions with other industrial, bonus-paying employers. The Company uses compensation studies, surveys and outside consultants to monitor the Company's competitive executive compensation position and to recommend salary ranges and compensation changes to the Committee. These studies may include but are not limited to the peer group of companies used for the Shareholder Return Performance Graph herein. The base salaries of Executive Officers other than the CEO are set by the Compensation Committee with input from the CEO.

   The performances of the executive officers other than the CEO are conducted by the CEO, and the results of such reviews are reported to the Committee by the CEO. The performance of the CEO is reviewed by the Board of Directors. The Committee adjusts executive officers' salaries with input from the CEO based on the quality of their individual performance and the relationship of their salary to their established salary range. Merit increases in the form of a one-time payment (as distinct from the annual bonuses) are granted under certain circumstances.

   Adjustments to the base salary of the CEO are governed by the same factors as other executive officers but also specifically take into account the Company's current financial performance as measured by earnings, balance sheet strength, and overall financial soundness. The Committee also considers the CEO's leadership in setting high standards for financial performance, motivating management colleagues, and representing the Company and its values to internal and external constituencies. These factors are largely subjective in nature and are not specifically weighted.

INCENTIVE COMPENSATION

   The Company's incentive compensation program as in effect during fiscal 1995 had annual and long-term (three-year) components. The Committee approves goals at the beginning of each year for the annual period. Annual bonuses are based on achievement of a specific operating profit (profit before taxes) threshold which is established with references to the Company's prior year's results and management's budget for the current year. Under the program as in effect through fiscal 1995, the maximum potential annual bonus award for executive officers was 30% to 35% of base salary, depending on the executive's position. For fiscal 1995, an annual bonus of up to 35% of base salary was paid to all executive officers resulting from an increase in profit before tax over prior year (excluding the provision for organizational changes and relocation and consolidation of operations) of 9.1%.

   The purpose of the long-term component in the past was to give incentives to executive officers to strive for sustained Company financial performance and to encourage balance in long-term and short-term decision making. Through grants by the Committee of performance units and performance shares under the Company's 1988 Long-Term Incentive Compensation Plan, executives have been afforded the opportunity to earn cash and Company stock depending upon the extent to which return-on-capital-employed and earnings-per-share goals are met over a three-year performance period. Depending on the executive's position, the full award that could have been earned was 30% to 70% of base salary measured at the beginning of the performance period. The long-term compensation earned in any fiscal year has been dependent upon performance for the full trailing three-year period. For the three-year performance period ending at the end of fiscal 1995, the long-term compensation earned was equal to 51% of the full cash amount and 57% of the maximum amount of shares which could have been earned. This was based on a three-year return-on-capital-employed of 19.8% and three-year cumulative earnings per share from continuing operations of $3.06. This represented a decrease from the three-year performance period ending at the end of fiscal 1994 when the long-term compensation earned was equal to 69 percent of the full cash amount and 58 percent of the maximum amount of shares which could have been earned. The decrease was due primarily to a reduction in the Company's 1995 return-on-capital-employed to 18.3 percent which was due primarily to the 1995 provision for consolidation of operations of $2.9 million. (The 1995 provision for organizational changes of $2.4 million was excluded from the return-on-capital-employed and three-year cumulative earnings per share from continuing operations calculations for the three-year performance period ending at the end of fiscal 1995.) No action was taken to set performance requirements and potential awards for future periods under the Long-Term Incentive Compensation Plan in fiscal 1995.

STOCK OPTIONS/STOCK GRANTS

   The Company's 1993 Stock Option and Stock Grant Plan provides for grants by the Compensation Committee of incentive and/or non-qualified stock options, as well as grants of stock, to executive officers and others, thus tying a portion of executive compensation directly to the performance of the Company stock. The exercise price of the stock options under the Plan (and predecessor option plans) may not be less than 100% of the fair market value of the Company's stock on the date of grant. Stock options become exercisable at least one year (usual practice has been two years) from the date of grant, subject to possible acceleration in certain circumstances, and usually expire ten years following the date of grant. Executive officers typically have been granted stock options each year for a number of shares, the market value of which shares on the date of grant is in a range of 80% to 120% of the executive officer's base salary. Stock options at the general level of 100% of executive officers' base salaries were granted for fiscal 1995. However, in anticipation of then proposed accounting rule changes that would have adversely affected the accounting treatment of stock options granted in the future, the Committee also granted in fiscal 1994 and 1995 one additional year's worth of options which become exercisable in three years after the date of grant. These additional options were in lieu of options that would have been granted in future years.

   The Plan also provides for stock grants which require the payment of no purchase price and vest in not less than one year nor more than five years. During fiscal 1995, stock grants for an aggregate of 12,000 common shares each were awarded to four executive officers (see the Summary Compensation Table herein).

   As previously indicated, executive officers' compensation has been designed to make a substantial portion of total compensation contingent upon attainment of demanding performance goals. The Committee is in the process of revising the incentive compensation program so that it is more closely aligned with growth in shareholder value. Accordingly, the Long-Term Incentive Compensation Plan has been terminated. During 1996, the Company's executive officers will receive the performance shares and performance unit awards under that Plan for the 1994-1996 performance period which had been earned through the end of fiscal 1995. Going forward, it is the Committee's intention to have a greater portion of total compensation based on annual incentive compensation and stock options.

   To acknowledge the significant new responsibilities assumed by Mr. Fritsch upon his appointment as Chief Executive Officer and in recognition of his agreeing to defer his planned retirement, the Committee awarded him a one-time payment of $250,000 in 1995. No change in Mr. Fritsch's base compensation was instituted in fiscal 1995. The Committee believes Mr. Fritsch's total compensation in 1995 is appropriate based upon his performance and places him within the range of compensation paid to other chief executive officers in similar sized manufacturing companies.

February 14, 1996                       Compensation Committee:
                                            Robert H. Rock, Chairman
                                            Vincent G. Bell, Jr.
                                            Mary R. (Nina) Henderson
                                            Roderic H. Ross

SUMMARY COMPENSATION TABLE

   The following table sets forth certain information concerning the annual and long- term compensation paid or accrued to or for: (i) the Company's Chief Executive Officer and (ii) the Company's most highly compensated other executive officers whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Officers") for services rendered to the Company and its subsidiaries during fiscal years 1995, 1994, and 1993:

                                             Annual Compensation
                             ----------------------------------------------------
                                                                        Other
                                                                        Annual
       Name and                                           Bonus         Compen-
  Principal Position          Year         Salary          (1)          sation
 -------------------------   ------   -------------    ----------   -------------
Robert B. Fritsch             1995     $  250,000      $ 87,500      $250,000(5)
President and                 1994     $  236,875      $ 61,550
Chief Executive Officer       1993     $  221,083      $ 52,325

William E. Chandler           1995     $  201,917      $ 62,100
Senior Vice President,        1994     $  193,000      $ 48,994
Finance and Secretary         1993     $  188,801      $ 44,390      $256,675(6)

Spencer W. O'Meara            1995     $  207,604      $ 65,490
Executive Vice President      1994     $  179,327      $ 44,230
and General Manager           1993     $  165,930      $ 39,537

W. Ernest Precious            1995     $  178,400      $ 53,520
Executive Vice President      1994     $  162,200      $ 39,934
and General Manager           1993     $  147,400      $ 33,902

John W. Carney                1995     $  132,629      $ 40,500
Vice President, Human         1994     $  116,592      $ 31,267
Resources/Strategic Plng.     1993     $  110,758      $ 22,560

Ronald J. Naples              1995     $  251,649(7)   $ 58,380
Former Chairman and           1994     $  378,583      $102,926
Chief Executive Officer       1993     $  357,900      $ 86,520

                                                 Long-Term Compensation
                            ---------------------------------------------------------------
                                       Awards                 Payouts
                            ----------------------------    -------------
                               Restricted                    Long-Term         All Other
                                 Stock       Securities      Incentive          Compen-
       Name and                 Award(s)     Underlying        Plans            sation
  Principal Position              (2)         Options           (3)              (4)
 -------------------------   ------------   ------------    -------------   ---------------
Robert B. Fritsch                              34,000        $   67,223      $      2,250
President and                                  34,000        $   58,985      $      2,250
Chief Executive Officer                        16,800        $   25,967      $      2,249

William E. Chandler            $177,000        26,200        $   43,082      $      6,473
Senior Vice President,                         26,200        $   45,434      $      2,250
Finance and Secretary                          13,000        $   13,103      $      2,794

Spencer W. O'Meara             $177,000        22,500        $   29,968      $      6,392
Executive Vice President                       22,500        $   29,048      $      2,250
and General Manager                            11,000        $   11,087      $      2,249

W. Ernest Precious             $177,000        22,500        $   26,974      $      5,684
Executive Vice President                       22,500        $   25,390      $      2,250
and General Manager                            11,000        $   10,404      $      2,249

John W. Carney                 $177,000        16,500        $   18,846      $      5,340
Vice President, Human                          16,500        $   19,422      $      1,886
Resources/Strategic Plng.                       8,200        $    8,512      $      2,158

Ronald J. Naples                               54,500        $  169,769(8)   $  1,746,984(7)
Former Chairman and                            54,500        $  146,928      $      2,250
Chief Executive Officer                        27,000        $   64,668      $      2,249

------
(1) Includes annual bonuses awarded under the Company's Incentive
    Compensation Program for the respective fiscal years.
(2) Represents the fair market value (based on the closing sales price of the Company's Common Shares on the date of grant) of stock grants for 12,000 Common Shares awarded to each of Messrs. Chandler, O'Meara, Precious, and Carney under the 1993 Stock Option and Stock Grant Plan. The fair market value of 12,000 Common Shares as of December 3, 1995 was $178,500. The stock grants vest in full at the latest during 1997. A cash bonus, equivalent to the amount of all dividends on the unvested shares under these stock grants is being paid during the vesting period.
(3) Includes cash and Common Shares, valued using the share price on the date of vesting, paid in respect of performance units and performance shares awarded under the Company's 1988 Long-Term Incentive Compensation Plan for the three-year performance periods 1993-1995, 1992-1994, and 1991-1993.
(4) Includes contributions made by the Company under its Savings Plan, premiums paid by the Company for group term life insurance coverage, and in 1995, $2,280 of dividends to each of Messrs. Chandler, O'Meara, Precious, and Carney on their unvested stock grants. Does not include contributions made by the Company with respect to the Pension Plan or, except for matching contributions, to the Supplemental Executive Benefits Plan (see "Pension Plans" herein).
(5) In connection with his elevation to the position of Chief Executive Officer in April, 1995 succeeding Ronald J. Naples, Mr. Fritsch received a one-time cash payment of $250,000 in fiscal 1995 (see "Employment-Severance Agreements" herein).
(6) Includes reimbursements for $149,003 of relocation expenses and $104,009 of related taxes for Mr. Chandler in 1993. Also includes various other perquisites or personal benefits.
(7) Represents salary through July 19, 1995 when Mr. Naples resigned as Chairman; All Other Compensation includes $199,561 of payments in fiscal 1995, and $1,538,140 accrued (but subject to reduction), under a Transition Agreement (see "Termination of Employment" herein).
(8) Represents long-term incentive awards that vested through April 30, 1995.

LONG-TERM INCENTIVE PLANS - AWARDS IN FISCAL 1995

   No action was taken to set performance requirements and potential awards for future periods under the Company's Long-Term Incentive Compensation Plan in fiscal 1995 (see "Compensation Committee Report on Executive Compensation" herein).

STOCK OPTION GRANTS, EXERCISES AND HOLDINGS

   The following table sets forth certain information concerning stock options granted to and exercised by the Named Officers during fiscal 1995 and unexercised stock options held by them at the end of fiscal 1995:

                         OPTION GRANTS IN FISCAL 1995

                                                     Individual Grants
                       -----------------------------------------------------------------------------
                                            Percentage of
                           Number of        Total Options     Exercise
                       Shares Underlying     Granted to        or Base                      Grant
                            Options         Employees in        Price      Expiration        Date
       Name(1)            Granted(2)         Fiscal 1995       ($/Sh)         Date         Value(3)
 -------------------   -----------------   ---------------    ----------   ------------   ----------
Robert B. Fritsch           34,000               11%           $14.19       12/06/04       $142,460
William E. Chandler         26,200                8%           $14.19       12/06/04       $109,778
Spencer W. O'Meara          22,500                7%           $14.19       12/06/04       $ 94,275
W. Ernest Precious          22,500                7%           $14.19       12/06/04       $ 94,275
John W. Carney              16,500                5%           $14.19       12/06/04       $ 69,135
Ronald J. Naples            54,500               17%           $14.19       10/19/98       $183,665

------
(1) See the Summary Compensation Table for titles of the individual Named Officers.
(2) All options were granted under the 1993 Stock Option and Stock Grant Plan on December 6, 1994 at fair market value and become exercisable in essentially equal amounts two years and three years after the date of grant, subject to possible acceleration in certain events. In anticipation of then proposed accounting rule changes that would have adversely affected the accounting treatment of stock options in the future, the equivalent of two years worth of options were granted in fiscal 1995.
(3) Based on the modified Black-Scholes extended binomial option valuation model adapted for use in valuing executive stock options. The estimated value under this model assumes: (i) an expected option term of six years (four years for Mr. Naples), which represents the assumed average period from grant date of option to their exercise date, (ii) an interest rate that represents the interest rate on a U.S. Treasury bond with a maturity date corresponding to that of the adjusted option term, (iii) volatility calculated using monthly stock prices for the ten years prior to the grant date, and (iv) dividends at a rate of 2.07% based on the average dividends paid over the ten-year period prior to the grant date. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the model.

                    AGGREGATE OPTION EXERCISES IN FISCAL 1995
                        AND FISCAL YEAR-END OPTION VALUES

                                                            Number of Shares
                                                         Underlying Unexercised             Value of Unexercised
                                                           Options at FY-End               In-the-Money Options at
                           Shares         Value                (shares)                          FY-End(4)
                        Acquired on     Realized     --------------------------------  -------------------------------
Name(1)                 Exercise(2)       (3)        Exercisable     Unexercisable      Exercisable     Unexercisable
 -------------------   -------------   ----------    -------------   ---------------   -------------   ---------------
Robert B. Fritsch             --              --       100,277           68,000          $163,592          $23,375
William E. Chandler           --              --        13,000           52,400          $ 23,563          $18,013
Spencer W. O'Meara         1,912        $ 14,068        63,685           45,000          $ 97,801          $15,469
W. Ernest Precious         3,808        $ 27,779        59,647           45,000          $103,303          $15,469
John W. Carney             1,794        $ 12,975        49,145           33,000          $ 75,303          $11,344
Ronald J. Naples          37,125        $251,324       192,621          109,000          $369,616          $37,469

------
(1) See the Summary Compensation Table for titles of the individual Named Officers.
(2) All options reflected in this table were granted under the Company's 1978 Stock Option Plan or its 1983 or 1993 Plans.
(3) The value is calculated by subtracting the exercise price from the fair market value of the shares underlying the options as of the exercise date.
(4) The value is calculated by subtracting the exercise price from the fair market value of the securities underlying the options at December 3, 1995.

PENSION PLANS

   The following table sets forth the estimated annual retirement benefits payable under the Company's Pension Plan and the retirement benefits portion of the Supplemental Executive Benefits Plan (the "Supplemental Plan") to participants in both Plans, assuming they retired at age 65 in fiscal 1996 with the indicated levels of compensation and years of benefit service:

                                                   Years of Service
 Remun-       --------------------------------------------------------------------------------------------
eration           10           15           20           25            30           35        40 or More
 ----------   ----------   ----------    ----------   ----------   ----------   ----------    ------------
$100,000       $ 20,000     $ 30,000     $ 40,000     $ 50,000      $ 55,000     $ 60,000      $ 60,000
 150,000       $ 30,000     $ 45,000     $ 60,000     $ 75,000      $ 82,500     $ 90,000      $ 90,000
 200,000       $ 40,000     $ 60,000     $ 80,000     $100,000      $110,000     $120,000      $120,000
 250,000       $ 50,000     $ 75,000     $100,000     $125,000      $137,500     $150,000      $150,000
 300,000       $ 60,000     $ 90,000     $120,000     $150,000      $165,000     $180,000      $180,000
 350,000       $ 70,000     $105,000     $140,000     $175,000      $192,500     $210,000      $210,000
 400,000       $ 80,000     $120,000     $160,000     $200,000      $220,000     $240,000      $240,000
 450,000       $ 90,000     $135,000     $180,000     $225,000      $247,500     $270,000      $270,000
 500,000       $100,000     $150,000     $200,000     $250,000      $275,000     $300,000      $300,000
 550,000       $110,000     $165,000     $220,000     $275,000      $302,500     $330,000      $330,000
 600,000       $120,000     $180,000     $240,000     $300,000      $350,000     $360,000      $360,000

------
(1) For the 1995 Plan year, amounts of benefits in the above table exceeding $120,000 could not be paid under the Pension Plan but would be paid pursuant to the retirement benefits portion of the Supplemental Plan.

   As used in the above table, the term, "Remuneration" means covered compensation (as defined below) averaged over a participant's highest five consecutive calendar years out of the last ten calendar years of employment. Covered compensation essentially means wages or salary, bonus, salary reductions elected under the Company's Savings Plan, and any cash awards under the Company's Long-Term Incentive Compensation Plan, except that, for the purposes of determining Remuneration under the Pension Plan, but not the Supplemental Plan, only covered compensation not in excess of limitations imposed by the Internal Revenue Code ($150,000 for the 1995 Plan year) may be taken into account. The covered compensation of the Named Officers for fiscal 1995 was as follows: Mr. Fritsch -- $654,723; Mr. Chandler -- $307,099; Mr. O'Meara -- $303,062; Mr. Precious -- $258,894; Mr. Carney -- $191,975; and
Mr. Naples -- $679,359.

   The approximate present years of benefit service for the Named Officers are as follows: Mr. Fritsch -- 27 years; Mr. Chandler -- 3 years; Mr. O'Meara -- 16 years; Mr. Precious -- 18 years; Mr. Carney -- 11 years; and Mr. Naples --19 years. For purposes of calculating benefits, a participant may not be credited with more than 40 years of service under the Pension Plan or 35 years of service under the retirement benefits portion of the Supplemental Plan.

   Retirement benefits shown in the above table have been computed on a single-life annuity basis and are not subject to any deduction for Social Security or other offset amount.

   The Pension Plan generally covers employees (including executive officers but excluding certain non-resident aliens) who are not covered by a collective bargaining agreement. The Supplemental Plan, provides supplemental benefits only to executive officers and other officers. Effective January 1, 1995, the Company added to the Supplemental Plan an elective salary deferral feature with a Company matching contribution of 25% of an officer's elective deferral but not to exceed 6% of the officer's compensation. The Company made matching contributions to this portion of the Supplemental Plan for executive officers of $29,246 in fiscal 1995.

EMPLOYMENT-SEVERANCE AGREEMENTS

   In January 1996, the Company and Mr. Fritsch agreed that Mr. Fritsch will continue to serve as President and Chief Executive Officer of the Company until September 30, 1996 or until a new Chief Executive Officer is employed, whichever comes first. Under the terms of this arrangement, Mr. Fritsch's salary was increased to $450,000 annually effective December 1, 1995; a special bonus award of $112,000 was paid to Mr. Fritsch in January 1996; and Mr. Fritsch will receive a payment of up to $240,000 the day the new Chief Executive Officer begins employment with the Company. This latter payment will be in lieu of any 1996 pro-rated bonus based on the annual incentive plan. Under certain circumstances, Mr. Fritsch has agreed to continue as President and Chief Executive Officer through December 31, 1996, in which case he would be entitled to receive the greater of the up to $240,000 payment referred to above or his pro rated portion of the 1996 annual bonus. Mr. Fritsch also has agreed to serve in a transitional role for up to seven months after a new President and Chief Executive Officer takes over, during which period Mr. Fritsch will continue to receive his salary and certain benefits. Upon retirement, Mr. Fritsch will also receive title to his company automobile.

   Since 1990 the Company has had change in control agreements with all executive officers, as well as with other officers and certain key employees. In 1994 these agreements were extended, with relatively minor modifications, through December 31, 1999. Under the agreements with executive officers, in the event of a change in control (as defined) of the Company, the agreements would become effective and would provide for the executive officers' continued employment by the Company, generally for a period of two years following the change in control and generally at not less than their recent compensation and benefit levels. If within such two-year period an executive officer's employment is terminated by the Company without cause or if such executive officer resigns in certain specified circumstances, then the executive officer generally is entitled to the payment of a severance allowance equal to approximately twice (generally 2.99 times in the case of a chief executive officer) his or her recent annual cash compensation level (including cash amounts earned under incentive compensation plans) and to the continuation of life and health insurance plans and certain other benefits for up to two years (generally three years in the case of the chief executive officer) following such termination of employment.

   The Company also has an additional severance agreement with William E. Chandler, Senior Vice President, Finance and Chief Financial Officer of the

Company. Under the terms of this agreement the Company is obligated to pay Mr. Chandler severance equivalent to up to two years' base compensation if he is terminated within varying periods up to five years from his date of hire (September 1992) as a result of top management turnover or for any other reason other than his death, disability, voluntary resignation or discharge for cause. In the event of a termination of Mr. Chandler's employment, which is covered under the terms of the employment-severance agreement described in the preceding paragraph, the terms of that employment-severance agreement would supersede the severance arrangement described in this paragraph.

TERMINATION OF EMPLOYMENT

   During fiscal 1995, the Company entered into a Transition Agreement with Ronald J. Naples in connection with his resignation as Chairman of the Board and Chief Executive Officer and in recognition of his contributions to the Company. Pursuant to this agreement Mr. Naples is continuing as a consultant to the Company through July 19, 1998 at a compensation rate of $565,000 per year, subject to reduction in the third year by the amount of compensation earned by Mr. Naples from other employment. Upon termination of his employment with the Company, his stock options outstanding for more than a year under two of the Company's stock option plans vested in full, and upon termination of his consultancy with the Company, his stock options outstanding for more than a year under a third plan are to vest in full. He continues to participate, to a limited extent, in certain of the Company's benefit plans and programs. The agreement also provided for: transfer to Mr. Naples of title to the automobile that was being provided by the Company on his behalf; for payment of an office allowance for a limited period of time while he remained an employee of the Company; and for reimbursement of certain expenses. (See the Summary Compensation Table and other tables herein for additional information concerning Mr. Naples' compensation and benefits during fiscal 1995.) Under the terms of the agreement, Mr. Naples also agreed not to compete with the Company through July 19, 1998.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

   The following graph compares for fiscal years 1991 through 1995 the yearly change in the cumulative total return to holders of Common Shares of the Company with the cumulative total return of the Standard & Poor's Composite -- 500 Index (the "S&P 500") and of an index of peer group companies selected by the Company (the "Peer Group").


    $220|---------------------------------------------------------------&--|
        |                                                                  |
        |                                                                  |
    $200|------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
    $180|------------------------------------------------------------------|
        |                                                                  |
        |                                                               #  |
    $160|------------------------------------&------------&----------------|
        |                                                                  |
        |                                                               *  |
    $140|-----------------------&------------*-----------------------------|
        |            *                       #            #*               |
        |                       *                                          |
    $120|------------&-----------------------------------------------------|
        |                       #                                          |
        |            #                                                     |
    $100|-*&#--------|----------|------------|------------|-------------|--|
         1990       1991       1992         1993         1994          1995

  *=Hunt Manufacturing Co.       &=S & P 500 Index          #=Peer Group Index

                            1990       1991      1992       1993       1994       1995
                            ----       ----      ----       ----       ----       ----
Hunt Manufacturing Co.     100.00     131.00    125.00     143.00     135.00     144.00
S & P 500 Index            100.00     120.00    143.00     157.00     159.00     217.00
Peer Group Index           100.00     106.00    113.00     134.00     134.00     165.00

   The Company elected to use the Peer Group Index rather than a published industry or line of business index because the Company is not aware of any such published index which it believes is as appropriate for comparative cumulative total return purposes. The Peer Group consists of 20 publicly-held companies of various sizes.(1) Although none of these Peer Group companies is directly comparable with the Company in terms of all businesses engaged in, there are similarities in respect of certain products offered, specific lines of business and/or channels of distribution. For the purposes of the Peer

------
(1) The Peer Group consists of Acme United Corporation; American Business Products Inc.; Aspen Imaging International Inc.; Avery Dennison Corporation; Bush Industries Inc.; A.T. Cross Company; Dixon Ticonderoga Company; Duplex Products Inc.; Ennis Business Forms Inc.; General Binding Corporation; Herman Miller Inc.; HON Industries; Moore Corporation Limited; Nashua Corporation; Paris Business Forms Inc.; S L Industries Inc.; Shelby Williams Industries Inc.; Tab Products Co.; Virco Mfg. Corporation; and Zero Corporation.

Group Index, the Peer Group companies including the Company have been weighted based upon their relative market capitalizations. In calculating the value of a given index, the returns of the individual Peer Group companies and the Company are weighted according to their market capitalization as of the beginning of each period for which a return is indicated. In future years, the Company may utilize another published index, rather than the Peer Group Index, if an appropriate published index can be found.

   The above graph assumes that the value of the investment in Hunt Manufacturing Co., the S&P Composite--500 Index companies and the Peer Group Index companies was $100 on November 30, 1990, and that all dividends were reinvested. The performance as reported above provides no assurances that this performance will continue in the future.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Under the terms of separate agreements between the Company and Messrs. Fritsch and Naples, the Company agreed to lend to them each year, if they so requested, an amount up to the total incremental taxes incurred by them for such year as a result of the receipt of Common Shares upon vesting of stock grants under the 1983 Stock Option and Stock Grant Plan. Such loans may be for terms of up to ten years, are collateralized by Common Shares or other collateral satisfactory to the Board of Directors, and bear interest, payable annually, based upon the minimum applicable interest rate established under the Internal Revenue Code. From the beginning of the Company's 1995 fiscal year through February 2, 1996, the largest aggregate amount of loans to Mr. Fritsch and Mr. Naples under these agreements were $42,157 and $582,644, respectively. These loans bore interest at rates ranging from 3.61% to 3.96% during fiscal 1995. As of February 2, 1996, the outstanding balance of loans to Mr. Naples was $412,051. Mr. Fritsch had no outstanding loans as of that date.

   Under the terms of the Transition Agreement with Mr. Naples, the loans currently outstanding remain outstanding in accordance with their current terms. Mr. Naples must repay such loans in full not later than the earliest of: (i) September 17, 1998, (ii) 60 days following termination of his consultancy under the Agreement if such termination occurs prior to July 19, 1998, and (iii) the date such loans become due and payable in accordance with their terms.

   As previously reported, on December 19, 1995, the Company purchased from Mary F. Bartol an aggregate of 2,150,165 of the Company's Common Shares (the "MFB Shares") constituting approximately 13% of the Common Shares then outstanding, for a cash purchase price of $16.32 per share, an aggregate of $35,090,692 (the "MFB Purchase"). Approximately $35 million of the funds for the MFB Purchase were borrowed by the Company from NationsBank, N.A. pursuant to a new credit facility. Mrs. Bartol is the widow of George E. Bartol III, the late Chairman of the Board of the Company, the mother-in-law of Gordon A. MacInnes, the current Chairman of the Board, and the mother of Victoria B. Vallely, another director of the Company. The per share purchase price of $16.32 paid by the Company for the MFB Shares was determined by negotiation between representatives of the Company and Mrs. Bartol and was considered and unanimously approved by a Special Committee (consisting entirely of seven outside directors not related to Mrs. Bartol) of the Board of Directors of the Company. Subsequently, on December 21, 1995, the Company commenced a tender offer to purchase up to an additional 3,230,000 of its Common Shares at $17 per share, pursuant to which an aggregate of 2,954,378 shares were tendered to and purchased by the Company. The Board received a written opinion from Alex. Brown & Sons, Incorporated to the effect that, based upon the procedures followed, factors considered and assumptions made by Alex, Brown as set forth in the opinion, the MFB Purchase was fair to the Company and its shareholders other than Mrs. Bartol and that the consideration offered by the Company in the tender offer was fair, from a financial point of view, to the Company.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, as well as persons beneficially owning more than 10% of the Company's Common Shares and certain other holders of such shares (collectively, "Covered Persons") to file with the Securities and Exchange Commission and the New York Stock Exchange, within specified time periods, initial reports of ownership, and subsequent reports of changes in ownership, of Common Shares and other equity securities of the Company.

   Based solely upon the Company's review of copies of such reports furnished to it and upon representations of Covered Persons that no other reports were required, to the Company's knowledge all of the Section 16(a) filing requirements applicable to Covered Persons were complied with on a timely basis in fiscal 1995 except as follows. As a result of a miscommunication concerning the date certain share transfers were effected, Gordon A. MacInnes, Chairman of the Board, inadvertently was late in filing one Form 4 to reflect a distribution of Common Shares from a trust of which he is a trustee to Mary F. Bartol, the beneficiary of such trust, and Mary F. Bartol inadvertently was late in filing a Form 3 indicating her initial ownership of Common Shares. Messrs. John W. Carney, William E. Chandler, Spencer W. O'Meara and W. Ernest Precious, executive officers of the Company, each inadvertently was late in filing a Form 5 for fiscal 1995 to reflect his receipt of a stock grant under the Company's 1993 Stock Option and Stock Grant Plan.

                             SOLICITATION OF PROXIES

   The cost of soliciting the proxies will be paid by the Company. Directors, officers and employees of the Company may solicit proxies in person, or by mail, telephone or telegraph, but no such person will be specially compensated for such services. The Company will request banks, brokers and other nominees to forward proxy materials to beneficial owners of stock held of record by them and will reimburse them for their reasonable out-of-pocket expenses in so doing.

                              SHAREHOLDER PROPOSALS

   In order to be eligible for inclusion in the Company's proxy materials for the 1997 Annual Meeting, shareholders' proposals to take action at such meeting must comply with applicable Securities and Exchange Commission rules and regulations, must be directed to the Secretary of the Company at its offices set forth on page 1 of this proxy statement, and must be received by the Company not later than November 18, 1996.

                                 MISCELLANEOUS

   A copy of the Company's 1995 Annual Report to Shareholders is also enclosed but is not to be regarded as proxy solicitation material.

   The Company, upon request, will furnish to record and beneficial holders of its Common Shares, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules but without exhibits) for fiscal 1995. Copies of exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to the Secretary of the Company at the offices of the Company set forth on page 1 of this proxy statement.

                                 By order of the Board of Directors,


                                 /s/ William E. Chandler
                                 -------------------------------------
                                 WILLIAM E. CHANDLER, Secretary


March 1, 1996

                             HUNT MANUFACTURING CO.
               PROXY SOLICITED ON BEHALF THE BOARD OF DIRECTORS
                ANNUAL MEETING OF SHAREHOLDERS -- APRIL 17, 1996
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The undersigned hereby appoint(s) Robert B. Fritsch and William E. Chandler, or any of them, with full power of substitution, proxies to vote, as designated on the reverse side of this proxy card, all the Common Shares of Hunt Manufacturing Co. held of record by the undersigned on February 16, 1996, at the Annual Meeting of Shareholders to be held on April 17, 1996, and at any adjournments thereof.

             (Continued, and to be dated and signed, on other side)

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/X/ Please mark your
    votes as in this
    example.

                 AUTHORITY GRANTED             Nominees: Robert B. Fritsch
                  to vote for all                        Robert H. Rock, D.B.A.
                nominees (except as                      Victoria B. Vallely
                  marked to the       AUTHORITY
(1) ELECTION     contrary below)      WITHHELD
    OF               / /                / /
    DIRECTORS
                                                        FOR   AGAINST   ABSTAIN
If you wish to withhold     (2) Ratification of the     / /    / /         / /
authority to vote for           appointment of
one or more but less            Coopers & Lybrand L.L.P.
than all of the nominees        as the independent
named at right, or to           accountants of the
cumulate your votes for         Company for fiscal 1996;
any such nominee(s), so
indicate on the line        (3) and, to the extent permitted by the Rules of the
provided below.                 Securities and Exchange Commission, upon such
                                other matters as may properly come before the
-------------------------       meeting and any adjournments thereof.

                                This proxy when properly executed will be voted
                            in the manner directed herein by the undersigned. If no contrary direction is made, this proxy will be voted FOR the nominees listed in item 1 at left (in equal amounts or cumulatively, as the proxies may determine) or, if any such nominee(s) should be unable to serve, for such other person(s) as may be recommended by the Board of Directors; FOR the proposal set forth in item 2 and in accordance with the proxies' best judgment upon other matters properly coming before the meeting and any adjournments thereof.

                              PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY
                                         IN THE ENCLOSED ENVELOPE

SIGNATURE                           DATED                , 1996
         ---------------------------      ---------------
SIGNATURE                           DATED                , 1996
         ---------------------------      ---------------
         (SIGNATURE IF HELD JOINTLY)

NOTE: Please date and sign exactly as your name appears herein. In case of joint holders, each should sign. If the signer is a corporation or partnership, sign in full the corporate or partnership name by an authorized officer or partner. When signing as attorney, executor, trustee, officer, partner etc. give full title.

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